Exhibit 99.1

Financial Results Forecast

August 10, 2021

1.	Forecasted Operating Results for the Year Ending December 31, 2021

The Company included an update on the financial result forecast for the year ending December 31, 2021. The forecasted financial results in the tables below did not change as compared to the forecasted financial results for the year ending December 31, 2021 presented in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2021.

The following table contains the forecasted financial results for the year ending December 31, 2021 (in thousands, except for per share amounts):

Year Ending December 31,	Revenue	Income from Operations	Income Before Income Taxes	Net Income	Non-GAAP Net Income (1)
2021 Forecast	$56,056	$12,005	$12,010	$10,056	$11,352

(1)

The forecasted non-GAAP figures exclude stock-based compensation of $1.3 million and the relating income tax impact based on a 16.54% effective tax rate, which was the assumed effective tax rate applied at the time the forecast was made.

Year Ended December 31,	Basic EPS (1)	Diluted EPS (1)	Non-GAAP Basic EPS	Non-GAAP Diluted EPS
2021 Forecast	$0.55	$0.54	$0.63	$0.61

(1)	The forecasted basic and diluted EPS for the year ending December 31, 2021 were computed using a forecasted weighted average shares outstanding for the year ending December 31, 2021.

2.	Updated Fiscal 2021 Guidance

The Company’s demand from the automotive market continues to grow as design-wins obtained from manufacturers in prior quarters migrate to volume production. The Company believes it has significant market share in the automotive aftermarket for Multiple-channel-drive-recorder, Navigator and Around-view-monitor (AVM) products in Asia. Drive-recorder, Navigator and Around-view-monitor products employing the Company’s semiconductors and manufactured in Asia are not sold only to customers in Asia, but also to customers in other regions of the world. Additionally, the Company is seeing strong market growth in new segments of the Automotive market such as Electronic-Mirror and Mobile DVR products where the Company has secured multiple designed-wins in prior quarters.

The Company remains competitive in the security surveillance market where increasingly the market for analog cameras is shifting to higher resolution products, such as 5MP or 8MP(4K) cameras, for which the Company’s products were originally designed and targeted. Additionally, the Company’s unique Coaxial-audio camera product line is also well accepted in the security market and contributes to the Company’s market share in the ISP segment.

Although the Company sees increasing demand from its customers for the second half of 2021 as compared to the first half of 2021, it believes that revenue in each of the third and fourth quarters of 2021 will be similar to that of the second quarter of 2021 due to the current global shortages in manufacturing capacity. The Company believes its quarterly revenue will not grow significantly until there are improvements to the available manufacturing capacity.

The above forecast amounts are based on certain assumptions made by the Company’s management as of the date hereof including that current manufacturing constraints do not deteriorate further, that the political landscape does not deteriorate and that COVID-19 does not significantly harm the global economy and decrease demand for the Company’s products. The forecast does not include revenue from the newly developed CMOS Image Sensor and the Door Phone products as they remain under development or evaluation and the Company has not yet secured adequate manufacturing capacity for volume production.

Since it is difficult to predict the future spread of COVID-19 and the timing of its cessation, the Company has calculated the forecast figures based on the assumption that COVID-19 will continue to have the same level of impact during fiscal year 2021 as it does at present.

Note on financial results forecast: The above estimates are based on certain assumptions made by the Company’s management as of the date hereof. These assumptions are based on management’s experience and perception of current conditions, trends, expected future developments and other factors believed to be appropriate in the circumstances. Such estimates are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company and may cause the Company’s actual results to differ materially from the above estimates. Although the Company’s management believes that these assumptions are reasonable, the Company cannot assure you that the Company’s business will develop in accordance with these estimates. Investors are cautioned not to rely on these estimates as it is highly likely that actual results will differ, perhaps materially. These risks include the risk factors detailed in the Company’s Securities and Exchange Commission filings, including the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. The Company’s independent auditors have not compiled or been involved in the preparation of the forecasted financial results for the year ending December 31, 2021 or any interim period contained therein. Accordingly, they assume no responsibility for the accuracy or presentation of this information.